                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    / /  Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or  Section
         240.14a-12

                                            TELEDYNE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

NEWS Release
FOR IMMEDIATE RELEASE                            Contact:        Rosanne O'Brien
                                                                  Teledyne, Inc.
                                                                    310/551-4265
                                                           Fred Spar/Adam Weiner
                                                               Kekst and Company
                                                                    212/593-2655

                 TELEDYNE REPORTS HIGHER FIRST QUARTER RESULTS,
              SIXTH CONSECUTIVE QUARTER OF SALES, EARNINGS GROWTH

    LOS ANGELES, April 17 /PRNewswire/ -- Teledyne, Inc. (NYSE: TDY) announced today that income for the first quarter ended March 31, 1996, increased 11 percent to $37.7 million, or $0.67 per common share, from $34.0 million, or $0.61 per common share, excluding gains on sales of businesses. Including gains, net income for the first quarter of 1996 was $62.5 million, or $1.11 per common share, compared to $64.3 million, or $1.16 per common share, for the 1995 quarter. Net income includes after-tax gains of $24.8 million in 1996 for the sale of the Company's defense vehicle business and $30.3 million in 1995 for the sale of its defense electronics business. Sales from continuing operations increased 10 percent to $640.3 million for the first quarter of 1996 from $580.5 million for the same period of 1995.

    Teledyne Chairman and Chief Executive Officer, William P. Rutledge, and President and Chief Operating Officer, Donald B. Rice, said, "Sales were up across the board during our first quarter, reflecting strong demand in a number of our businesses as well as the benefits of recent acquisitions. The increase in operating profits reflects improved sales and margins in the specialty metals and consumer segments.

    "These strong results again confirm the success of our business plans. We have now recorded six consecutive quarters of sales and earnings growth, and our outlook remains positive. These results underscore our confidence that the combination of Allegheny Ludlum and Teledyne will be accretive to the shareholders of both companies."

    On April 1, 1996, Teledyne and Allegheny Ludlum Corporation announced a strategic merger to create a new company, Allegheny Teledyne, that will have about $4 billion in annual sales. Allegheny Teledyne will be a world class producer of specialty metals, and will maintain strong market positions in aviation and electronics, industrial and consumer products businesses. Under terms of the definitive agreement, Teledyne shareholders will receive 1.925 shares of common stock in Allegheny Teledyne for each share of Teledyne common stock they currently own. Allegheny Ludlum shareholders will receive one share of Allegheny Teledyne for each share of Allegheny Ludlum common stock. The transaction is subject to regulatory and shareholder approvals.

RESULTS OF OPERATIONS

    AVIATION AND ELECTRONICS

    Sales from continuing operations increased to $255.7 million for the first quarter of 1996 from $235.1 million for the same period of 1995. Sales improved principally due to increased development work on the United States' new High Altitude Endurance Unmanned Aerial Surveillance/Reconnaissance Vehicle ("Global Hawk"). Sales also improved in electronic devices and electromechanical relays for commercial customers, engineering services related to environmental clean-up of chemical munitions, and avionics for the commercial aviation market. The sales increase was partially offset by lower shipments of fabricated products for the U.S. armed forces, airframe structures for the U.S. government, electronic countermeasure equipment for the international market, and engines and spare parts for the general aviation market.

    Operating profit from continuing operations decreased to $24.8 million for the first quarter of 1996 from $27.7 million for the same period of 1995. Operating profit declined year over year primarily due to 1995 non-recurring income of $3.2 million from the reversal of estimated losses on fixed-price development and initial production contracts. The strong performance in 1996 of electronic devices and electromechanical relays was offset by reduced sales and margins on engines and spare parts for the general aviation market.

SPECIALTY METALS

    Sales from continuing operations increased to $246.2 million for the first quarter of 1996 from $224.0 million for the same period of 1995. The most significant increase was for high precision milling, boring and drilling systems sold by the European-based Stellram Group, acquired in December 1995. Sales also increased for titanium-based alloys and specialty tool steels due to continued improvement in worldwide commercial aerospace and other industrial markets, and for carbide cutting tools and thin-rolled products due to new market opportunities. Lower zirconium sales and decreased demand for forgings due to softness in the truck market partially offset the sales increases.

    Operating profit from continuing operations increased to $30.3 million for the first quarter of 1996 from $24.8 million for the same period of 1995. Operating profit for 1996 increased primarily due to higher sales and improved margins. The improvement in operating profit was partially offset by lower margins on thin-rolled products, lower productivity and increased energy costs related to the severe winter weather.

CONSUMER

    Sales from continuing operations increased to $82.3 million for the first quarter of 1996 from $75.0 million for the same period of 1995. Sales increases primarily occurred in oral health products, commercial and residential heating systems, and in specialty packaging for pharmaceutical and food companies due to sales by a Costa Rican manufacturer, Envases Comerciales, S.A., acquired in December 1995. In addition, sales improved for Teledyne Water Pik products introduced in 1995, the SenSonic Plaque Removal Instrument-TM- and the Pour-Thru Water Filter device. The continuing sluggishness in spending on consumer durables negatively effected sales of pool products and heating elements to original equipment manufacturers.

    Operating profit from continuing operations increased to $5.0 million the first quarter of 1996 from $2.7 million for the same period of 1995. The increase in operating profit was due primarily to higher sales and lower start-up costs incurred on product introductions.

INDUSTRIAL

    Sales from continuing operations increased to $56.1 million for the first quarter of 1996 from $46.4 million for the same period of 1995 due to improved sales of nitrogen cylinder systems and metal stamping dies and compression molds for automotive and truck markets, partially offset by lower sales of vehicle control valves to the trucking industry.

    Operating profit from continuing operations was $5.1 million for the first quarter of 1996 compared to $5.4 million for the same period of 1995. A decline in margins of material handling equipment offset the increased profits related to the sales increases discussed above.

    In March 1996, the Company sold Teledyne Vehicle Systems, a defense supplier of combat vehicles, mobility systems, tactical wheeled vehicles and vehicle modernization, to General Dynamics Land Systems. The transaction resulted in a pretax gain of $41.0 million, included in other income. Sales and operating profit for Teledyne Vehicle Systems have been reclassified and are presented in discontinued operations.

CORPORATE EXPENSE

    Corporate expense decreased to $18.1 million for the first quarter of 1996 from $22.5 million for the same period of 1995 primarily due to lower salaries and benefits, and to decreased legal and advisory fees associated with unsolicited merger proposals and ensuing proxy contests.

PENSION INCOME

    Teledyne's pension income reflects the amount by which the amortization into income of pension surplus and estimated return on plan assets exceeded the current year's cost of providing benefits. Pension income before tax was $19.8 million in the first quarter of 1996 compared to $21.1 million for the same period of 1995. The decrease in pension income was a result of reduced amortization of actuarial pension gains and a decrease in the discount rate, to 7.5% from 8.5%, used to calculate the pension benefit obligation, partially offset by a higher expected return on pension assets.

INCOME TAXES

    The Company's lower effective tax rate for 1995 was the result of a $2.1 million reduction in 1995 of prior's years estimated tax liabilities not repeated in 1996.

    Teledyne,  Inc.  is  a  technology-based  manufacturing  corporation serving worldwide customers with commercial and government-related aviation and electronics products; specialty metals for consumer, industrial and aerospace applications; and industrial and consumer products.

                        TELEDYNE, INC. AND SUBSIDIARIES
                                 (In millions)

                                                                QUARTER ENDED MARCH 31,
                                                              ----------------------------
                                                                  1996           1995
                                                              -------------  -------------
Sales:
Aviation and electronics:
  Continuing................................................  $       255.7  $       235.1
  Discontinued..............................................             --             --
                                                                      255.7          235.1
Specialty metals:
  Continuing................................................          246.2          224.0
  Discontinued..............................................             --             --
                                                                      246.2          224.0
Consumer:
  Continuing................................................           82.3           75.0
  Discontinued..............................................             --             --
                                                                       82.3           75.0
Industrial:
  Continuing................................................           56.1           46.4
  Discontinued..............................................           28.4           45.0
                                                                       84.5           91.4
Total:
  Continuing................................................          640.3          580.5
  Discontinued..............................................           28.4           45.0
                                                              $       668.7  $       625.5

                        TELEDYNE, INC. AND SUBSIDIARIES
                (In millions except share and per share amounts)

                                                                QUARTER ENDED MARCH 31,
                                                              ----------------------------
                                                                  1996           1995
                                                              -------------  -------------
Operating Profit:
Aviation and electronics:
  Continuing................................................  $        24.8  $        27.7
  Discontinued..............................................             --             --
  Pension income............................................            4.4            4.5
                                                                       29.2           32.2
Specialty metals:
  Continuing................................................           30.3           24.8
  Discontinued..............................................             --             --
  Pension income............................................            2.0            2.6
                                                                       32.3           27.4
Consumer:
  Continuing................................................            5.0            2.7
  Discontinued..............................................             --             --
  Pension income............................................             --             --
                                                                        5.0            2.7
Industrial:
  Continuing................................................            5.1            5.4
  Discontinued..............................................            0.4            0.1
  Pension income............................................            6.3            6.0
                                                                       11.8           11.5
Total Continuing............................................           65.2           60.6
  Discontinued..............................................            0.4            0.1
                                                                       65.6           60.7
Corporate expense:
  Salaries and benefits.....................................           (4.5)          (5.8)
  Closed businesses' expenses...............................           (2.8)          (1.1)
  Other.....................................................          (10.8)         (15.6)
Interest expense............................................          (10.8)         (10.6)
Pension income..............................................           19.8           21.1
Other.......................................................           44.4           54.2
Income Before Taxes.........................................          100.9          102.9
Provision for Taxes.........................................           38.4           38.6
Net Income..................................................           62.5           64.3
Preferred Stock Dividends...................................            0.7             --
Net Income Applicable to Common Shareholders................  $        61.8  $        64.3
Net Income Per Common Share.................................  $        1.11  $        1.16
Average shares outstanding..................................     55,859,589     55,500,626

Note: In March 1996, the Company sold Teledyne Vehicle Systems at a pretax gain of $41.0 million, included in other income. Sales and operating results for Teledyne Vehicle Systems have been reclassified and presented in discontinued results. In January 1995, the Company sold substantially all of its defense electronic systems business and related assets at a pretax gain of $50.7 million, included in other income. Certain amounts for 1995 have been reclassified to conform with the 1996 presentation.

April 17, 1996